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                                                                       EXHIBIT 8

          [Letterhead of Buchanan Ingersoll Professional Corporation]

                                 March 22, 2000

Armstrong World Industries, Inc.
2500 Columbia Avenue
Lancaster, Pennsylvania  17604

Armstrong Holdings, Inc
2500 Columbia Avenue
Lancaster, Pennsylvania  17604

Ladies and Gentlemen:

We have acted as federal and Pennsylvania income tax counsel to Armstrong World Industries, Inc., a Pennsylvania corporation ("Armstrong"), and Armstrong Holdings, Inc., also a Pennsylvania corporation ("Holdings"), in connection with the preparation of the Registration Statement on Form S-4 to be filed by Holdings with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement") and the form of Agreement and Plan of Exchange to be entered into between Armstrong and Holdings (the "Plan of Exchange"), pursuant to which all of the issued and outstanding shares of common stock of Armstrong (the "Armstrong Common Shares) will be exchanged for shares of common stock of Holdings (the "Holdings Common Shares")(the "Share Exchange").

In connection with this opinion, we have reviewed the Plan of Exchange, the Registration Statement and such other documents and public records as we have deemed necessary or appropriate for the purposes of this opinion. In addition, we have expressly relied upon certain representations made to us by Armstrong and Holdings. We have assumed the accuracy and completeness of the statements made in the foregoing documents for purposes of this opinion.

This opinion is based upon the Internal Revenue Code of 1986, as amended to date (the "Code"), the Pennsylvania Tax Reform Code of 1971, as amended (the "Tax Reform Code"), regulations of the United States Treasury Department ("Treasury Regulations") and the Pennsylvania Department of Revenue, and the judicial and administrative interpretations thereof as they exist on the date hereof. There can be no assurance that the legal authorities upon which this opinion is based will not be modified, revoked, supplemented, amended, revised, reversed or overruled. We assume no obligation to update or supplement this opinion to reflect changes in such legal authorities.

Based on the foregoing, it is our opinion that, when the Share Exchange has been consummated in the manner described in the Registration Statement, for federal income tax purposes:

1. The Share Exchange will constitute an exchange qualifying for nonrecognition under Section 351(a) of the Code;

2. No gain or loss will be recognized by holders of Armstrong Common Shares as a result of the Share Exchange;

3. The tax basis of the Holdings Common Shares received by a Shareholder will be the same as the Shareholder's basis in the Armstrong Common Shares surrendered in the Share Exchange;
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4.   The holding period of the Holdings Common Shares held by each Shareholder will include the holding period during which such Shareholder held the Armstrong Common Shares, provided that the Armstrong Common Shares were held as a capital asset on the date of the exchange;

5. No gain or loss will be recognized by Holdings upon receipt of the Armstrong Common Shares in exchange for Holdings Common Shares;

6. The tax basis of the Armstrong Common Shares received by Holdings will be the same as Armstrong's net asset basis immediately after the Share Exchange, subject to certain adjustments under Treasury Regulations relating to consolidated groups; and

7. Holding's holding period in the Armstrong Common Shares includes the period during which such stock was held by the Shareholders.

In addition, based on the foregoing, it is our opinion that when the Share Exchange has been consummated in the manner described in the Registration Statement, for Pennsylvania corporate net income and personal income tax purposes:

1. The Share Exchange will constitute an exchange qualifying for nonrecognition under Section 303(a)(3) of the Tax Reform Code;

2. No gain or loss will be recognized by the holder of Armstrong Common Shares as a result of the Share Exchange;

3. The tax basis of the Holdings Common Shares received by a Shareholder will be the same as the Shareholder's basis in the Armstrong Common Shares surrendered in the Share Exchange;

4. No gain or loss will be recognized by Holdings upon receipt of Armstrong Common Shares in exchange for Holdings Common Shares; and

5. The tax basis of the Armstrong Common Shares received by Holdings will be the same as the Shareholder's basis for such Armstrong Common Shares immediately prior to the Share Exchange.

We also confirm our opinion as set forth under the caption "Income Tax Consequences" in the Registration Statement.

Our opinion is limited to the matters expressly addressed above. No opinion is expressed and none should be inferred as to any other matter.

We hereby authorize and consent to your use of this opinion as Exhibit 8.2 to the Registration Statement. We further authorize and consent to the reference to our firm as federal income tax counsel in the Registration Statement and in the prospectus constituting a part thereof under the captions "Income Tax Consequences" and "Experts."


                              Very truly yours,

                              BUCHANAN INGERSOLL

                              PROFESSIONAL CORPORATION

                              By:  /s/ Larry E. Phillips
                                 -----------------------------
                                    Larry E. Phillips